EXHIBIT 99.2

Terrance G. Howson
Vice President
Investor Relations

FirstEnergy Corp.
76 S. Main Street
Akron, Ohio 44308
Tel 973-401-8519

September 9, 2005

TO THE INVESTMENT COMMUNITY: 1

As detailed in today’s attached news release, FirstEnergy Corp.’s Ohio electric utility operating companies (Companies), will file an application (Application) with the Public Utilities Commission of Ohio (PUCO) that, if approved, would supplement the existing Rate Stabilization Plan (RSP) with a Rate Certainty Plan (RCP). This letter provides additional details about the Application.

Background

On October 21, 2003, to address PUCO concerns regarding rising power prices in an undeveloped competitive electricity marketplace, the Companies filed the RSP to provide customers of FirstEnergy’s subsidiaries - Ohio Edison Company (OE), The Cleveland Electric Illuminating Company (CEI) and The Toledo Edison Company (TE) - with generation price and supply stability through 2008. Under the RSP, the Companies maintained the obligation to provide full service to customers through 2008, while still affording customers the benefits of a competitive marketplace through an annual competitive auction. The RSP also provided for the continuation of certain rate discounts that would have otherwise expired, the implementation of specified regulatory accounting practices, provisions to support customer shopping, and the opportunity for the Companies to seek recovery of increased fuel costs. After PUCO approval, the Companies implemented the RSP on August 5, 2004.

The Current Rate Stabilization Plan

Under the RSP, it is expected that customer rates will change several times prior to the end of 2008. For example:

▪
Rate increases may be implemented annually over the 2006 through 2008 period to recover higher fuel costs. The request for a Generation Charge Adjustment Factor (GCAF) for the first such increase of approximately $93 million effective January 1, 2006, was filed on May 27, 2005 and represents certain fuel cost increases above the 2002 baseline energy cost level. The Companies expect that subsequent fuel cost increases above the 2002 baseline level would likely be in excess of $113 million in 2007 and $139 million in 2008.

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1 Please see the forward-looking statement at the end of this letter

▪
Current distribution rates are maintained through year-end 2007. The Companies anticipated filing to increase distribution rates effective January 1, 2008 to reflect increased distribution investments and expenses.

▪	Customer rates would decline when the Extended Regulatory Transition Charge recovery ceases for OE and TE by late-summer 2008 and for CEI by late-summer 2010.

These examples demonstrate the variability of expected customer rate levels with rates both increasing and decreasing throughout the period of the RSP. While the RSP provides customers and the Companies with substantial benefits, the rate fluctuations adversely impact the ability of customers to plan for their utility costs and the ability for investors to anticipate consistent financial performance levels from FirstEnergy throughout the period.

The Proposed Rate Certainty Plan

In an effort to provide increased stability for customer rate levels and for the Companies’ financial performance, the Companies propose to implement the RCP as an attractive supplement to the RSP. The RCP has been designed to provide customers with lower, more certain rate levels than otherwise available under the RSP during the Plan period, and to provide the Companies with financial results generally comparable to those attainable under the RSP.

Through a combination of modifications to transition cost recovery periods, accounting deferrals of distribution related costs, and accelerated use of the cost of removal regulatory liability to reduce deferred shopping incentives balances, it is anticipated that the impact of fuel and distribution cost increases can be mitigated to avoid overall price increases to customers through 2008.

In order to accomplish these objectives, major provisions of the RCP include:

•	Distribution Rates - maintain the existing level of base distribution rates through December 31, 2008 for OE and TE, and April 30, 2009 for CEI.
•
Distribution Deferrals - the Companies will be allowed to defer and capitalize the costs listed below during the period of January 1, 2006 through December 31, 2008, not to exceed $150 million in each of the years 2006, 2007, and 2008. The amounts deferred will be included in distribution rate base (earning a return at the embedded cost of long-term debt) and recovered in rates over a 25 year period commencing with distribution rates first effective on or after January 1, 2009 for OE and TE and May 1, 2009 for CEI. Costs qualifying for deferred treatment are:

-	Post-in-service interest expense, depreciation expense and property taxes for energy delivery related expenditures on infrastructure improvements and reliability expenditures;
-	Operations and maintenance costs for infrastructure improvements and reliability expenditures;
-	Vegetation management costs;
-	Storm preparation and restoration expenses; and
-	Any additional expenditures incurred for infrastructure improvement and reliability purposes.

•
Regulatory Transition Charge (RTC) and Extended RTC Recovery Periods and Rate Levels - adjust the RTC and Extended RTC recovery periods and rate levels so that full recovery of authorized costs will occur as of December 31, 2008 for OE and TE, and as of December 31, 2010 for CEI.

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OE's and TE’s recovery of Extended RTC amounts through the RTC rate component will begin on January 1, 2006 rather than following the end of the recovery of regulatory transition costs. The amortization of the Extended RTC amounts will match the revenue received (consistent with the RSP) and the amortization of the regulatory transition costs will continue using the effective interest method taking into account an extended amortization schedule through December 31, 2008.

-
CEI's RTC rate components will remain at current levels, but will be reduced after all regulatory transition costs are recovered, currently expected to be April 30, 2009. The RTC rate will then be reduced to allow full recovery of Extended RTC amounts by December 31, 2010 with amortization matching the reduced revenue levels.

•
Deferred Shopping Incentive Balances - the Companies will reduce their deferred shopping incentive balances as of January 1, 2006 by up to $75 million for OE, $45 million for TE, and $85 million for CEI. These reductions will be made possible by accelerating the application of (or reducing) each respective company's accumulated cost of removal regulatory liability. This action will reduce the amount of deferred shopping incentives and carrying charges to be recovered through the RTC as the Companies will adjust their respective books of accounts for ratemaking and financial reporting purposes to reduce the cost of removal regulatory liability by the amounts credited to the deferred shopping incentive balance.

•
Fuel Recovery Mechanism - the Companies’ increased fuel costs of up to $75 million, $77 million, and $79 million in 2006, 2007, and 2008, respectively, will be recovered from all OE and TE distribution and transmission customers through a fuel recovery mechanism. The fuel recovery mechanism will be set at a rate approximately equal to the reduction in the RTC rate level that was made possible by the extension of the amortization period and the reduction in the deferred shopping incentive balance discussed above. If increased fuel costs are greater than the fuel recovery mechanism revenues, the excess costs will be deferred (Fuel Deferrals) by the Companies and recovered commencing with the distribution rate case first effective on or after January 1, 2009.

•	Shopping Credits - the Companies shopping credits will be adjusted during 2006 through 2008 to account for fuel recovery and cost levels.
•	Carrying Charges - fuel deferrals and distribution deferrals will be capitalized with carrying costs at the respective Company's embedded cost of long-term debt.
•
Competitive Bid Process - should the competitive bid process produce an auction clearing price that the PUCO accepts, major provisions of the RCP will remain in effect, including the distribution deferrals that will begin to be recovered when new distribution rates become effective. However, fuel recovery provisions would be terminated when the auction clearing prices become effective and the maximum time period for recovery of OE's and TE's Extended RTC amounts would revert to the RSP recovery periods.

The Companies have filed a Motion to Consolidate the pending GCAF proceeding with this Application.

Several parties have joined in a Stipulation and Recommendation to support the RCP and the PUCO’s approval of the Application. Signatory parties included the Industrial Energy Users - Ohio, the Ohio Energy Group, and the cities of Cleveland and Akron.

Benefits of the Rate Certainty Plan

The RCP is expected to provide customers with a variety of benefits, including the following:

•
The customer rate effects from the recovery of increased fuel costs through the fuel recovery mechanism will be substantially mitigated over the 2006 through 2008 time period. A significant portion of any fuel cost increase will be offset by an equivalent decrease to the RTC, with the balance of the increase, if any, deferred for future collection from customers. Customers will not experience a rate increase during this period due to increased fuel costs.

•
Maintaining the same level of base distribution rates through December 31, 2008 will delay for at least one year any distribution rate increase that would be allowed under the current RSP for OE and TE. CEI customers will have their base distribution rates maintained at current levels through April 30, 2009.

•	Accelerating the recovery of shopping incentive deferrals will reduce the carrying charges that would have accrued on the balances under the current RSP.
•	Accelerating the use of the cost of removal regulatory liability will provide customers with immediate rate benefits that would have not been realized until a subsequent base rate case.
•	Residential transitional rate credits will be extended for the lengthened RTC recovery period providing residential customers this benefit for a longer period.
•	The competitive bidding process will continue as approved in the RSP proceeding.

In summary, customers would experience lower, stable and more certain rate levels under the RCP than they will under the current RSP.

From an investor and business perspective, the RCP also provides benefits:

•
The RCP provides the Companies with a more stable and consistent earnings pattern during the period of the Plan as the current series of rate increases and decreases have been eliminated and the amortization levels of transition costs plus deferred costs are more consistent from year-to-year.

•
The ability to defer up to $450 million of delivery system improvement expenditures alleviates any concern that an extension of the level of current base distribution rates would create a disincentive for the Companies to make such expenditures.

•
Accelerating the use of the existing cost of removal regulatory liability for ratemaking purposes provides flexibility in accomplishing customer rate objectives during the market development period without compromising the Companies' financial results.

The RCP is consistent with the objectives of maintaining stability in both customer rates and FirstEnergy's financial performance. We are hopeful that the PUCO will approve the RCP in a timely manner and have requested such approval by November 1, 2005.

Upcoming FirstEnergy Investor Events

Merrill Lynch Global Power & Gas Leaders Conference
September 27, 2005
New York City

3rd Quarter, 2005 Earnings Release
October 25, 2005

Edison Electric Institute (EEI) Financial Conference
November 6-9, 2005
Hollywood, FL

Annual FirstEnergy Analyst Meeting
November 30, 2005
New York City

If you have any questions concerning information in this update, please call Kurt Turosky, Director of Investor Relations, at (330) 384-5500, or me at (973) 401-8519.

Very truly yours,

Terrance G. Howson
Vice President - Investor Relations

Forward-Looking Statement

This investor letter includes forward-looking statements based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements typically contain, but are not limited to, the terms "anticipate," "potential," "expect," "believe," "estimate" and similar words. Actual results may differ materially due to the speed and nature of increased competition and deregulation in the electric utility industry, economic or weather conditions affecting future sales and margins, changes in markets for energy services, changing energy and commodity market prices, replacement power costs being higher than anticipated or inadequately hedged, the continued ability of our regulated utilities to collect transition and other charges, maintenance costs being higher than anticipated, legislative and regulatory changes (including revised environmental requirements), the uncertainty of the timing and amounts of the capital expenditures (including that such amounts could be higher than anticipated) or levels of emission reductions related to the settlement agreement resolving the New Source Review litigation, adverse regulatory or legal decisions and outcomes (including, but not limited to, the revocation of necessary licenses or operating permits, fines or other enforcement actions and remedies) of governmental investigations and oversight, including by the Securities and Exchange Commission, the United States Attorney's Office and the Nuclear Regulatory Commission as disclosed in our Securities and Exchange Commission filings, generally, and with respect to the Davis-Besse Nuclear Power Station outage and heightened scrutiny at the Perry Nuclear Power Plant in particular, the availability and cost of capital, the continuing availability and operation of generating units, the ability of our generating units to continue to operate at, or near full capacity, our inability to accomplish or realize anticipated benefits from strategic goals, our ability to improve electric commodity margins and to experience growth in the distribution business, our ability to access the public securities and other capital markets, the outcome, cost and other effects of present and potential legal and administrative proceedings and claims related to the August 14, 2003 regional power outage, the final outcome in the proceeding related to FirstEnergy's Application for a Rate Stabilization Plan (RSP) in Ohio, including, but not limited to, PUCO's acceptance of the September 9, 2005 proposed supplement to the RSP, the risks and other factors discussed from time to time in our Securities and Exchange Commission filings, and other similar factors. FirstEnergy expressly disclaims any current intention to update any forward-looking statements contained herein as a result of new information, future events, or otherwise.